As filed with the Securities and Exchange Commission on December 15,
2005.

                          Registration No. 333-
                               ___________

                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                              _____________

                                FORM S-8
                      REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933
                              _____________

                     ART'S-WAY MANUFACTURING CO., INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                              42-0920725
  (State or Other Jurisdiction         (I.R.S. Employer Identification Number)
 of Incorporation or Organization)

                   5556 Highway 9, Armstrong, Iowa 50514
            (Address of Principal Executive Offices) (ZIP Code)

                   2001 ART'S-WAY MANUFACTURING CO., INC.
                      DIRECTOR STOCK OPTION PLAN (1)
                        (Full Title of the Plan)

                          MICHAEL C. PALLESEN
         CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER, L.L.P.
                  1125 SOUTH 103rd STREET, SUITE 320
                      OMAHA, NEBRASKA 68124-1090
                            402-397-1700
                            402-397-1806
               (Name and Address of Agent for Service)

(1) Art's-Way Manufacturing Co., Inc. (the "Company") has reserved and is registering 50,000 shares of Common Stock for issuance pursuant to the 2001 Art's-Way Manufacturing Co., Inc. Director Stock Option Plan.

                       CALCULATION OF REGISTRATION FEE

   Title Of                                           Proposed
 Each Class Of                   Proposed Maximum     Maximum       Amount Of
  Securities       Amount To Be   Offering Price     Aggregate     Registration
To Be Registered    Registered    Per Unit (1)(2) Offering Price(2)     Fee

Common Stock          50,000          $5.34          $267,000         $31.78

 (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

 (2) The proposed maximum offering price was determined in accordance with Rule 457(c) under the Securities Act of 1933, using $5.34 per share as the average high and low prices of the Common Stock on December 8, 2005.

                                  PART I

           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

   The documents containing the information specified in Part I of Form S-8 will be delivered to employees, officers and directors in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

   The Company hereby incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

   (1) The Company's latest Annual Report on Form 10-KSB for the fiscal year ended November 30, 2004, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), containing audited consolidated financial statements for the Company's latest fiscal year; and

   (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

   All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

   The authorized capital stock of the Company consists of Five Million (5,000,000) shares of Common Stock consisting of a single class and of a single series. All shares have a par value of one cent ($.01).

   Each share has one vote on all corporate maters, including the election of directors. Cumulative voting is not allowed, which means that the holders or holder of a majority of the outstanding shares may elect all the directors to the exclusion of the holder or holders of a minority of the shares.

   Each share is entitled to share pro rata in any liquidating dividend upon dissolution, liquidation or winding up of the Company, after paying or providing payment for all indebtedness of and claims against the Company which are prior to the claims of the Common Stock.

   Each share is entitled to share pro rata in any dividends, when, as and if declared. There can be no assurance of the payment of any dividend since the payment of dividends depends on earnings, surplus, the cash requirements of the business and the covenants of any loan indentures, which may restrict the amount of surplus available for dividends.

   Outstanding shares and shares to be issued pursuant to this registration statement are and will be duly authorized, validly issued, fully paid and non-assessable for future calls or assessments by the Company.

   Holders of the shares of Common Stock do not have any preemptive or preferential rights to subscribe to additional shares of Common Stock, securities convertible into Common Stock or rights, warrants or options to purchase such shares.

   There are no provisions for the redemption of Common Stock.

Item 5.	Interests of Named Experts and Counsel.

   Not applicable.

Item 6.	Indemnification of Directors and Officers.

   The provision regarding indemnification of directors and officers is found in the Bylaws of the Company which are incorporated by reference to Exhibit 3 to the Form 10-K for the fiscal year ended May 27, 1989.

Item 7.	Exemption from Registration Claimed.

   Not applicable.

Item 8.	Exhibits.

   Please see the Exhibit Index on page 9.

Item 9.	Undertakings.

   (a)   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectuses required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low- or high-end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which are made unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

   The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S 8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Armstrong, State of Iowa, on December 15, 2005.

                                       ART'S-WAY MANUFACTURING CO., INC.

    /s/ John C. Breitung                   /s/ Carrie L. Majeski
John C. Breitung,                      Carrie L. Majeski,
Chief Executive Officer                Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature Title	Date

/s/ J. Ward McConnell, Jr.
J. Ward McConnell, Jr.              Director and         December 15, 2005
                               Chairman of the Board

/s/ David R. Castle
David R. Castle	                    Director             December 15, 2005

/s/ George A. Cavanaugh, Jr.
George A. Cavanaugh, Jr.            Director             December 15, 2005

/s/ James L. Koley
James L. Koley                      Director             December 15, 2005

/s/ Douglas McClellan
Douglas McClellan                   Director             December 15, 2005

/s/ Marc H. McConnell
Marc H. McConnell                   Director             December 15, 2005

/s/ Thomas E. Buffamante
Thomas E. Buffamante                Director             December 15, 2005


     The Plan. Pursuant to the requirements of the Securities Act of 1933, the following persons, in their capacities as the Plan Committee, have duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Armstrong, State of Iowa, on December 15, 2005.

    Signature                        Title                     Date

/s/ David R. Castle
David R. Castle                     Director	         December 15, 2005

/s/ George A. Cavanaugh, Jr.
George A. Cavanaugh, Jr.            Director             December 15, 2005

/s/ James L. Koley
James L. Koley                      Director             December 15, 2005

/s/ Douglas McClellan
Douglas McClellan                   Director             December 15, 2005



                              EXHIBIT INDEX

Exhibit
Number	                Exhibit



5.1     Opinion of Counsel (filed herewith).

23.1    Consent of McGladrey & Pullen, LLP (filed herewith).

23.2    Consent of Counsel (included in Exhibit 5.1).

99.1    2001 Art's-Way Manufacturing Co., Inc. Director Stock Option
        Plan (incorporated by reference to Exhibit 10.3.1 of the Annual Report on Form 10-K for the fiscal year ended November 30, 2002).